EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone:   336-369-0900

FNB FINANCIAL SERVICES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

GREENSBORO, N.C.--(BUSINESS WIRE)—November 16, 2006--FNB Financial Services Corporation (NASDAQ: FNBF), parent of FNB Southeast, announced that the Board of Directors has approved a regular cash dividend of $0.13 per share for the fourth quarter of 2006. The dividend is payable December 29, 2006 to shareholders of record on December 15, 2006.

FNB Financial Services Corporation is a bank holding company with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 18 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.